Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Attended Southeast Super-Community Bank Conference

     Winston-Salem, North Carolina, February 6, 2004 – Southern Community Financial Corporation (Nasdaq: SCMF), the holding company for Southern Community Bank and Trust and The Community Bank, announced today that it had made a presentation on February 2, 2004 at the 2004 Southeast Super-Community Bank Conference in Atlanta, Georgia. In response to questions from the attendees, the Company indicated that it expected its Earnings per Share to increase by between 10% and 15%. The Company also indicated that it will maintain its small-business focus and expects to move into the major markets of Raleigh and Charlotte, NC, within the next three to five years.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust and The Community Bank. The Community Bank operates ten banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina. Southern Community Bank and Trust operates eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina.

Southern Community’s common stock trades on The Nasdaq National Market under the symbol SCMF and trust preferred securities under the symbols SCMFP and SCMFO. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500

###